UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – SEPTEMBER 7, 2012

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

       (678) 332-5000

(Registrant's telephone number, including area code)

             N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

$150 million Macquarie Bank Credit Facility

On September 7, 2012, CIG Wireless Corp. (the “Company”), through its subsidiary CIG Comp Tower, LLC (the “Borrower”), closed a new $150 million multi-draw term loan credit facility (the “Credit Facility”) with Macquarie Bank Limited (“Macquarie”).  The Credit Facility may be drawn upon by the Borrower, as guaranteed by the Company’s subsidiary CIG Properties, LLC (the “Guarantor”).  Macquarie is serving as the administrative agent, collateral agent and the initial issuing lender under the Credit Facility.

The following is a brief description of the Credit Facility, which is qualified in its entirety by reference to the following constituent Credit Facility documents, each of which is herewith filed as an Exhibit to this Current Report on Form 8-K:  The Credit Agreement, dated as of August 17, 2012 by and among the Borrower, the lenders who are from time-to-time party thereto, and Macquarie (the “Credit Agreement”); the Security Agreement, dated as of September 7, 2012, by and among the Borrower and the Guarantor, and Macquarie (the “Security Agreement”), and the Guaranty, dated as of September 7, 2012, by the Guarantor in favor of Macquarie (the “Guaranty”).

The maturity date for repayment of all draws on the Credit Facility is September 6, 2017.  The Credit Facility will not be amortized and the entire outstanding balance including any accrued and unpaid interest will be due and payable on the maturity date.  At the Borrower’s option, all of the draws on the Credit Facility may be prepaid, together with all accrued and unpaid interest thereon, in whole or in part, in minimum amounts to be agreed upon.  The draws on the Credit Facility will bear interest at an Adjusted Base Rate or Eurodollar Rate, plus an applicable margin, as described in further detail below.  The Credit Facility contains yield protection provisions customary for facilities of this type, protecting the lenders in the event of breakage losses or changes in reserve or capital adequacy requirements applicable to the lenders.

The obligations of the Borrower and the Guarantor are secured by first priority pledges of all of the equity interests of the Borrower and first priority security interests in all tangible and intangible assets of the Borrower and the Guarantor.

Under the terms of the Credit Facility, Macquarie has certain rights of first refusal to provide financing on all tower acquisitions proposed by the Company or its subsidiaries.  If Macquarie declines to provide such financing for any reason, the Company or its subsidiaries (other than the Borrower and its subsidiaries) may obtain third party financing to purchase such tower assets.

The Borrower has the option to designate the reference rate of interest for each specific borrowing under the Credit Facility as amounts are advanced. Borrowings under the Credit Facility can be drawn either as Adjusted Base Advances (subject to Adjusted Base Rate interest, as defined in the Credit Agreement) plus an applicable margin of 6.25%; or as Adjusted Eurodollar Advances (subject to Eurodollar Rate interest, as defined in the Credit Agreement) plus an applicable margin of 7.25%.  The Credit Facility obligations of the Borrower include payments of commitment fees, administrative agent fees, early termination fees and underutilization fees.

The Credit Facility Agreement contains conventional representations and warranties, affirmative covenants, negative covenants, and financial compliance covenants customary for transactions of this type.  Events of default include failure to pay interest on any loan under the Credit Facility, any material violation of any representation or warranty under the Credit Agreement, failure to observe or perform certain covenants under the Credit Agreement, a change in control of the Borrower, default under any other material indebtedness of the Borrower, bankruptcy and similar proceedings and failure to pay disbursements from advances issued under the Credit Facility, as well as other customary default provisions.  Upon an event of default, the applicable interest rate increases by 2% under the Credit Facility and the lenders have the right to accelerate payments under the Credit Facility, or call all obligations due under certain circumstances.

ITEM 2.01           COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Communications Towers Acquisitions

On September 7, 2012, the Company acquired certain communications towers and related assets and rights from Towers of Texas, Ltd., a privately held company, pursuant to the terms and conditions of an asset purchase agreement.  The Company paid an aggregate purchase price of $3,550,000 in cash to the seller.

ITEM 2.03           CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above under Item 1.01 under the caption “$150 million Macquarie Bank Credit Facility” is hereby incorporated by reference into this Item 2.03.

ITEM 8.01.          OTHER EVENTS

On September 11, 2012, the Company issued a press release announcing the closing of the Credit Facility described above.  A copy of the press release is attached as an Exhibit to this Current Report on Form 8-K.

On September 12, 2012, the Company issued a press release announcing the closing of the acquisition of communications tower assets from Towers of Texas, Ltd., as described above.  A copy of the press release is attached as an Exhibit to this Current Report on Form 8-K.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS.

(d)                           Exhibit List

Exhibit             Description

Exhibit 10.1       Credit Agreement, dated as of August 17, 2012 by and among the CIG Comp Tower, LLC, the Lenders who are from time-to-time party thereto, and Macquarie Bank Limited.

Exhibit 10.2         Security Agreement, dated as of September 7, 2012, by and among CIG Comp Tower, LLC, CIG Properties, LLC, and Macquarie Bank Limited.

Exhibit 10.3         Guaranty, by CIG Properties, LLC in favor of Macquarie Bank Limited.

Exhibit 99.1         Press Release related to the acquisition of Communications Towers from Towers of Texas, Ltd., dated September 12, 2012.

Exhibit 99.2         Press Release related to closing of $150 million Macquarie Bank Credit Facility, dated September 11, 2012.

# # #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

By:         /s/PAUL MCGINN

Name:    Paul McGinn

Title:       President and Chief Executive Officer

(Principal Executive Officer)

Date: September 13, 2012